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                                                                      Exhibit 11

                      ROY F. WESTON, INC. AND SUBSIDIARIES
              SCHEDULE OF COMPUTATION OF BASIC AND DILUTED EARNINGS
                                (LOSS) PER SHARE


                                                                                        Years Ended December 31
                                                                          1999                    1998                  1997
                                                                          ----                    ----                  ----
                                                                                          Thousands of Dollars,
                                                                                  Except Share and Per Share Amounts

Basic

Net income (loss)                                               $              988            $         858        $      (11,425)

Weighted average shares                                                  9,951,404                9,914,379             9,712,752

Basic earnings (loss) per share                                 $              .10            $         .09        $        (1.18)


Diluted

Net income (loss)                                               $              988            $         858        $      (11,425)

Weighted average shares with dilutive options                            9,971,943                9,936,379             9,712,752

Diluted earnings (loss) per share                               $              .10            $         .09        $        (1.18)